Exhibit 99.1

Thomas & Betts Corporation Acquires the Homac Manufacturing Company

Acquisition Enhances Company’s Leadership in Utility Distribution Markets

MEMPHIS, Tenn.--(BUSINESS WIRE)--Thomas & Betts Corporation (NYSE:TNB) today announced that it has acquired The Homac Manufacturing Company (Homac), a privately held manufacturer of components used in utility distribution and substation markets, as well as industrial and telecommunications markets, for $75 million. In 2007, Homac sales were approximately $65 million.

“Homac is a leader in the market for secondary underground distribution connectors and has an excellent reputation for quality, innovation and service,” said Dominic J. Pileggi, chairman and chief executive officer. “This acquisition of market-leading brands and technology is highly complementary to Thomas & Betts’ portfolio of power delivery products and is consistent with our goal of providing a broad line of high-quality, value-added products to customers in key electrical markets.”

Thomas & Betts Corporation is a leading manufacturer of electrical components used in construction, industrial and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used primarily for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide. More information on the company, its products and markets can be found at www.tnb.com.

CAUTIONARY STATEMENT

This press release includes forward-looking statements that are identified by terms such as “expected,” “includes,” “will,” and “could.” These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company’s operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the “Risk Factors” section of the company’s Form 10-K for the fiscal year ended December 31, 2006, for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com